AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
FRAMEWAVES, INC.

Pursuant to NRS 78.403 of the Nevada Business Corporations Act, Framewaves, Inc., (the "Corporation") adopts the following Amendment and Restatement of its Articles of Incorporation by stating the following:

FIRST:	The present name of the Corporation is FRAMEWAVES, INC.

SECOND:	The following amendment and restatement to its Articles of Incorporation were adopted by majority vote of shareholders of the Corporation on August 24,2010 in the manner prescribed by Nevada law.

THIRD:	The number of shares of the corporation outstanding and entitled to vote at the time of the adoption of said amendment was 1,258,994.

FOURTH:	The number of shares voted for such amendment and restatement was 750,000 or 59.57%and the number voted against such amendment was 0 or 0%.

EFFECTIVE DATE:	September 27, 2010

FRAMEWAVES, INC.
/s/

John Furlong
President

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
FRAMEWAVES, INC.

ARTICLE I
NAME

The Dame of the Corporation shall be: SIGMA LABS, INC.

ARTICLE II
PERIOD OF DURATION

The Corporation shall continue in existence perpetually unless sooner dissolved according to law.

ARTICLE III
PURPOSES AND POWERS

The purpose for which said Corporation is formed and the nature of the objects proposed to be transacted and carried on by it is to engage in any and all other lawful activity as provided by the laws of the State of Nevada.

ARTICLE IV
AURHORIZED SHARES

The total number of shares of all classes of capital stock which the corporation shall have authority to issue is 750,000,000 shares of common stock, SO.001 par value ("Common Stock"). Stockholders shall not have any preemptive rights, nor shall stockholders have the right to cumulative voting in the election of directors or for any other purpose. The classes and the aggregate number of shares of stock of each class which the corporation shall have authority to issue are as follows:

The Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all shares of the Common Stock herein authorized in accordance with the terms and conditions set forth in these Articles of Incorporation for such purposes, in such amounts, to such persons, corporations or entities, for such consideration, all as the Board of Directors in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law. The capital stock, after the amount of the subscription price, or par value, has been paid in shall not be subject to assessment to pay the debts of the corporation.

ARTICLE V
ACQUISITION OF CONTROLLING INTEREST

The Corporation elects not to be governed by the terms and provisions of Sections 78.378 through 78.3793, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision. No amendment to these Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any of the provisions of this paragraph shall apply to or have any effect on any transaction involving acquisition of control by any person or any transaction with an interested stockholder occurring prior to such amendment or repeal.

ARTICLE VI
COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Corporation elects not to be governed by the terms and provisions of Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision.

ARTICLE VII
LIMITATION ON LIABILITY

A director or officer of the Corporation shall have no personal liability to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer except for damages for breach of fiduciary duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the payment of dividends in violation of section 78.300 of the Nevada Revised Statutes as it may from time to time be amended or any successor provision thereto.

ARTICLE VIII
PRINCIPAL OFFICE AND RESIDENT AGENT

The address of the Corporation's registered office in the state of Nevada is 3230 East Flamingo Road, Suite 156, Las Vegas, NV 89121. The name of its initial resident agent in the state of Nevada is Gateway Enterprises, Inc. Either the registered office or the resident agent may be changed in the manner provided by law.

ARTICLE IX
AMENDMENTS

The Corporation reserves the right to amend, alter, change, or repeal all or any portion of the provisions contained in these articles of incorporation from time to time in accordance with the laws of the state of Nevada, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE X
ADOPTION AND AMENDMENT OF BYLAWS

The board of directors have adopted the current bylaws. The power to alter, amend, or repeal the bylaws or adopt new bylaws shall be vested in the board of directors, but the stockholders of the Corporation may also alter, amend, or repeal the bylaws or adopt new bylaws. The bylaws may contain any provisions for the regulation or management of the affairs of the Corporation not inconsistent with the laws of the state of Nevada now or hereafter existing.

ARTICLE XI
DIRECTORS

The governing board of the Corporation shall be known as the board of directors.. The number of directors comprising the board of directors shall be fixed and may be increased or decreased from time to time in the manner provided in the bylaws of the Corporation except that at no time shall there be less than one nor more than seven directors.